UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2017

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-01402	34-1860551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22801 St. Clair Avenue Cleveland, Ohio	44117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (216) 481-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2017, Lincoln Electric Holdings, Inc. (the “Company”) entered into new Change in Control Severance Agreements (the “Severance Agreements”) with certain Company officers including Christopher L. Mapes, the Company’s Chief Executive Officer, Vincent K. Petrella, the Company’s Chief Financial Officer, and George D. Blankenship, President, Americas Welding (each, a “Named Executive Officer”). The form Severance Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Currently existing severance agreements for the Named Executive Officers will be replaced and superseded by the Severance Agreements, as reflected in the form Severance Agreement. Below is a brief summary of the material terms of the form Severance Agreement.

In general, the Severance Agreements are subject to an initial term ending on December 31, 2018, but subject to one-year “evergreen” renewal periods absent timely notice by either party to a Severance Agreement that it does not wish to so extend the term. The Severance Agreement will also terminate at the end of the severance period described below, or generally if the officer terminates employment or is no longer serving in a tier of executives eligible to enter into the Severance Agreements. In the event of a “change in control,” as described below, and, unless otherwise indicated below, if the Named Executive Officer’s employment with the Company is terminated without “cause” (as defined in the Severance Agreements) or the Named Executive Officer terminates employment with the Company for “good reason” (as defined in the Severance Agreements) during the two-year period following the change in control (or for certain other employment terminations related to the change in control, as described in the Severance Agreements), the Company will make certain severance payments and provide certain benefits generally as follows (subject to change depending on the tier of benefits to which the officer is entitled immediately prior to the change in control):

•	For the Chief Executive Officer at the time of the change in control, a lump-sum payment equal in amount to three times the sum of (1) base pay as described in the Severance Agreements, plus (2) incentive pay as described in the Severance Agreements. For the other Named Executive Officers, the lump-sum payment is equal to two times base pay and incentive pay as described above;

•	After the change in control, any earned but unpaid incentive compensation for performance periods ending prior to the termination date;

•	Upon the change in control, a pro-rata portion of any short-term or long-term cash incentive pay earned but unpaid during current performance periods as described in the Severance Agreements;

•	Continuation of health and life insurance benefits at the Named Executive Officer’s cost (subject to certain exceptions and conditions described in the Severance Agreements);

•	Outplacement services for up to three years capped at $100,000 for the Chief Executive Officer and $50,000 for the other Named Executive Officers; and

•	Accrued obligations, including earned but unpaid base pay, vested and non-forfeitable deferred and other cash compensation, accrued but unused vacation pay, and reimbursable expenses.

Additionally, under the Severance Agreements, a Named Executive Officer’s severance payments and benefits will be paid, or may be reduced, in a manner to provide the best “net after-tax” position under Section 4999 and 280G of the Internal Revenue Code of 1986, as amended, and a Named Executive Officer will be required to abide by certain restrictive covenants and execute a release of claims in order to receive certain severance payments and benefits under the Severance Agreements. The Company will also maintain certain indemnification insurance with respect to the Named Executive Officer for up to five years under the Severance Agreements, and Severance Agreement amounts will be subject to the Company’s clawback policies as in effect from time to time.

Under the Severance Agreements, in general, a “change in control” is deemed to occur upon the occurrence of any of the following events during the term of the Severance Agreement:

•	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of the Company (subject to certain limited exceptions and conditions described in the Severance Agreement);

•	a majority of the Company’s Board of Directors ceases to be comprised of incumbent directors;

•	the consummation of certain reorganizations, mergers or consolidations, or the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or the consummation of certain other corporate transactions (all subject to certain limited exceptions and conditions described in the Severance Agreement); or

•	Company shareholder approval of a complete liquidation or dissolution of the Company (subject to certain limited exceptions and conditions described in the Severance Agreement).

The Severance Agreements are not employment agreements. The Company may terminate any Named Executive Officer’s employment at any time, with or without cause. Similarly, a Named Executive Officer may resign at any time, with or without good reason.

The foregoing summary of the form Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the form Severance Agreement, a copy of which is filed herewith as Exhibit 10.1 and made a part hereof.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Form Change in Control Severance Agreement with Lincoln Electric Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2017	LINCOLN ELECTRIC HOLDINGS, INC.

	By	/s/ Jennifer I. Ansberry
Jennifer I. Ansberry, Executive Vice President, General Counsel & Secretary